U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Novartis AG
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   (Last)                            (First)              (Middle)

Lichtstrasse 35
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                                    (Street)

CH-4002, Basel, Switzerland
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


Chiron Corporation/CHIR
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


12/2000
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5.   If Amendment, Date of Original (Month/Year)



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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                             5.             6.
                                                             4.                              Amount of      Owner-
                                                             Securities Acquired (A) or      Securities     ship
                                                             Disposed of (D)                 Beneficially   Form:     7.
                                                             (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                  2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                 Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                        (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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


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Common Stock                                                                                    5,469,770       I     Through
                                                                                                                      Novartis
                                                                                                                      Pharma AG
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Common Stock                                                                                   73,842,852       I     Through
                                                                                                                      Novartis
                                                                                                                      Biotech
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Common Stock                                                                                        7,456       I     Through
                                                                                                                      Novartis
                                                                                                                      Corporation
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
*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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
Explanation of Responses:

Novartis AG is the beneficial owner of a total of 79,320,078 Common Shares of Chiron Corporation. Of such shares, 5,469,770 shares are owned by Novartis Pharma AG (a wholly owned subsidiary of Novartis AG), 73,842,852 shares are owned by Novartis Biotech Partnership, Inc. (an indirect wholly owned subsidiary of Novartis AG) and 7,456 shares are owned by Novartis Corporation (an indirect wholly owned subsidiary of Novartis AG).



   /s/ Robert L. Thompson, Jr.                                  1/11/01
---------------------------------------------          -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Additional Reporting Person:    Novartis Pharma AG (a wholly owned subsidiary of
                                Novartis AG)

Address:                        Lichtstrasse 35; CH-4002
                                Basel, Switzerland

Designated Filer:               Novartis AG

Issuer & Ticker Symbol:         Chiron Corporation/CHIR

Statement for Month/Year:       2000

                                  /s/ Wayne P. Merkelson           1/11/01
                                  ----------------------         ------------
                                        Signature of                 Date
                                     Reporting Person


Additional Reporting Person:    Novartis Biotech Partnership, Inc. (an indirect
                                wholly owned subsidiary of Novartis AG)

Address:                        564 Morris Avenue;
                                Summit, NJ 07901

Designated Filer:               Novartis AG

Issuer & Ticker Symbol:         Chiron Corporation/CHIR

Statement for Month/Year:       12/2000

                                    /s/ Jeff Benjamin              1/11/01
                                  ----------------------         ------------
                                        Signature of                 Date
                                     Reporting Person


Additional Reporting Person:    Novartis Corporation (an indirect wholly owned
                                subsidiary of Novartis AG)

Address:                        564 Morris Avenue;
                                Summit, NJ 07901

Designated Filer:               Novartis AG

Issuer & Ticker Symbol:         Chiron Corporation/CHIR

Statement for Month/Year:       12/2000

                                  /s/ Wayne P. Merkelson           1/11/01
                                  ----------------------         ------------
                                        Signature of                 Date
                                     Reporting Person

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